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May 15, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re: Aamaxan Transport Group, Inc.

Ladies and Gentlemen:

We were previously principal accountants for Aamaxan Transport Group, Inc. (the "Company") and under the date of March 14, 2008, we reported on the financial statements of the Company as of January 31, 2008 and for each of the years in the two year period ended January 31, 2008 and for the period June 3, 1998 (inception) through January 31, 2008. On May 15, 2008, the Company's Chairman and Chief Executive Officer, Mr. Chen Zhong, provided us with a letter via e-mail that our appointment as principal accountants was terminated.

We have read the Company's statements included under Item 4.01 of its Form 8-K dated May 15, 2008 and have the following comments:

1. We agree with the statements made concerning our firm in the first, third, fourth, fifth and seventh paragraphs.

2. We have no basis on which to agree or disagree with the statements made in paragraphs two and six.

Sincerely,

Turner, Stone & Company, LLP

Dallas, Texas

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660 Facsimile: 972-239-1665
Toll Free: 877-855-4195
Web site: turnerstone.com